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                      March 8, 2024

       Mingming Su
       Chief Strategy Officer & Director
       DouYu International Holdings Ltd
       20/F, Building A, New Development International Center
       No. 473 Guanshan Avenue
       Hongshan District, Wuhan, Hubei Province 430073
       People's Republic of China

                                                        Re: DouYu International
Holdings Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38967

       Dear Mingming Su:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Li He